Exhibit 8.1

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

September 24, 2010

Hatteras Financial Corp.

110 Oakwood Drive, Suite 340

Winston Salem, NC 27103

Re: Tax Opinion for REIT Status of Hatteras Financial Corp.

Ladies and Gentlemen:

We have acted as counsel to Hatteras Financial Corp., a Maryland corporation (the “Company”), in connection with offering and sale by the Company of up to 7,475,000 shares of common stock, par value $0.001 per share, covered by the Registration Statement on Form S-3, as amended by the Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on October 9, 2009 (File No. 333-159145) (the “Registration Statement”) and the base prospectus filed therewith (the “Prospectus”) and the preliminary prospectus supplement dated September 20, 2010 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated September 21, 2010 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), to be issued in an underwritten public offering pursuant to a Purchase Agreement dated September 21, 2010 by and among the Company, Atlantic Capital Advisors LLC, a North Carolina limited liability company, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keefe, Bruyette& Woods, Inc., as representatives of the several underwriters named therein.

In connection with the filing of the Prospectus Supplement, you have requested our legal opinions as to:

1.	Whether the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, (the “Code”) for its taxable years ended December 31, 2007 through December 31, 2009, and whether the Company’s present and proposed method of operation will permit the Company to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2010 and thereafter; and

Board of Directors

September 24, 2010

2.	Whether the discussions in the Prospectus under the heading “Federal Income Tax Considerations” and in the Prospectus Supplement under the heading “Additional Federal Income Tax Considerations” to the extent that they constitute matters of federal income tax law or legal conclusions relating thereto, are correct and complete in all material respects.

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement, the Prospectus and the Prospectus Supplement;

(2)	the Company’s charter (the “Charter”);

(3)	the Company’s bylaws (the “Bylaws”); and

(4)	such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the Company’s certificate, dated as of the date hereof, executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and proposed operation of the Company and its subsidiaries.

For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations),

Board of Directors

September 24, 2010

and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the assumption that the Company and its subsidiaries (if any) will each be operated in the manner described in the Prospectus, the Prospectus Supplement, Bylaws, and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a real estate investment trust under Sections 856 through 860 of the Code (a “REIT”) depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that (i) the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable years ended December 31, 2007 through December 31, 2009, and the Company’s present and proposed method of operation will permit the Company to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2010 and thereafter; and (ii) the discussions in the Prospectus, under the heading “Federal Income Tax Considerations,” and in the Prospectus Supplement under the heading “Additional Federal Income Tax Considerations,” to the extent that they constitute matters of federal income tax law or legal conclusions relating thereto, are correct and complete in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the discussion in the Prospectus under the heading “Federal

Board of Directors

September 24, 2010

Income Tax Considerations” and in the Prospectus Supplement under the heading “Additional Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on the date hereof, portions of which are incorporated by reference into the Registration Statement, and to the reference to DLA Piper LLP (US) in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

THE OPINIONS SET FORTH HEREIN ARE NOT INTENDED TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX PENALTIES. THESE OPINIONS SUPPORT THE PROMOTION OR MARKETING OF THE OFFERING AND MATTERS RELATED THERETO AS DISCUSSED HEREIN. PROSPECTIVE PURCHASERS OF THE COMMON STOCK OF THE COMPANY SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS WITH RESPECT TO ALL TAX ISSUES RELATING TO A PURCHASE OF THE COMMON STOCK OF THE COMPANY.

This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, nor be filed with, or furnished to, any other person or entity without our express written permission.

Very truly yours,

/s/ DLA PIPER LLP (US)